Exhibit 10.23

July 11, 2007

Mr. Michael Tate

Dear Mike:

I am pleased to offer you employment with NetLogic Microsystems, Inc. (“NetLogic”) subject to ratification by NetLogic's board of directors. This letter sets forth the terms and conditions of your employment with NetLogic. To be certain that you understand and agree with the terms of this employment offer, please review this letter, which you will need to sign as a condition of employment. If you choose to accept this offer, sign and date this letter and the attached agreements where indicated, and return them to me by no later than Monday, July 16, 2007. This offer is conditioned upon your presenting evidence of your authorization to work in the United States and your identity sufficient to allow NetLogic to complete the Form I-9 required by law. In the event your employment needs visa sponsorship, your employment is contingent upon you receiving the appropriate visa petitions through the appropriate Unites States immigration authorities.

Position. Your position will be Vice President and Chief Financial Officer, reporting to Ronald Jankov, NetLogic’s President and Chief Executive Officer. Your primary responsibilities will be those normally associated with the position of the Chief Financial Officer of NetLogic, as well as such other duties as may be assigned to you from time to time. This is a full-time position and NetLogic expects and requires that you will perform your assigned duties to the best of your ability and faithfully observe your obligations to NetLogic. From time to time, NetLogic may impose additional or more specific work rules for you. By accepting this offer of employment, you represent and agree that you are under no obligation, contractual or otherwise, inconsistent with the obligations to NetLogic you are assuming.

Start Date. Your anticipated first day of employment will be July 18, 2007, unless you and I later agree in writing to a different start date.

Base Salary. Your annual base salary will be Two Hundred Sixty Thousand Dollars ($260,000). Your base salary will be reviewed from time to time by NetLogic to determine whether, in NetLogic’s judgment, your base salary should be changed. Your base salary will be paid in accordance with NetLogic’s normal payroll procedures and will be subject to applicable withholding required by law.

Bonus Program. You will be eligible to participate in NetLogic’s Incentive Bonus Plan. During your continuous employment for the remainder of calendar year 2007, you will be eligible to receive a pro-rata cash bonus of up to Forty Percent (40%) of your annual base salary, subject to a performance review and NetLogic achieving its financial and other goals. You may also be eligible to participate in other bonus programs NetLogic may decide to establish from time to time, subject to the provisions of the applicable bonus program.

Stock Options. Subject to the action of NetLogic’s Board of Directors, or its authorized representative, you will be granted an option to purchase One Hundred Ten Thousand (110,000) shares of NetLogic’s Common Stock. Subject to your continuous employment with NetLogic from your initial hire date, Twenty Seven Thousand Five Hundred (27,500) of the shares subject to the option grant shall vest on the first anniversary of your employment with NetLogic, and 1/36th of the remaining shares subject to the option grant shall vest on the last day of each month following the first anniversary of your employment with NetLogic. The terms and conditions of the option grant, including the exercise price, will be set out in a stock option agreement that will be executed by you and NetLogic, and which will be subject to and governed by the terms of the applicable stock option plan adopted by the Board of Directors.

Restricted Stock. Subject to the action of NetLogic’s Board of Directors, or its authorized representative, you will also be granted Fifty Thousand (50,000) shares of NetLogic’s restricted stock. Subject to your continuous employment with NetLogic from you initial hire date, you shall be entitled to receive 25% of the restricted shares on each of your first, second, third and fourth anniversaries of employment with NetLogic. The terms and conditions of the restricted stock grant will be set out in a restricted stock agreement that will be executed by you and NetLogic, and which will be subject to and governed by the terms of the applicable equity incentive plan adopted by the Board of Directors.

Change of Control. The stock option and restricted stock agreements will also generally provide that in the event of an acquisition of the Company (as defined in the agreements) occurring prior to the termination of your continuous employment with NetLogic, and if the options and restricted stock are not assumed by the successor corporation and you are employed by the successor corporation, the vesting of the options and restricted stock will accelerate in full as of the date of the acquisition. If the options and restricted stock are assumed by the successor corporation following a change of control of the Company (as defined in the agreements) but you are involuntarily terminated (as defined in the agreements) within 24 months after the effective date of the change of control, the vesting of the options and restricted stock will accelerate with respect to such additional number of shares as you would have received if you had remained employed for the 24-month period. Nothing in this provision or the provisions in the stock option and restricted stock agreements will alter the at-will nature of your employment, or limit in any way the acts or omissions that NetLogic may consider as grounds for termination of your employment

Conflicting Activities. While employed by NetLogic you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to NetLogic, without the express prior written approval of NetLogic’s CEO. It is understood that you will not be employed by any other person or organization when you commence employment with NetLogic.

At-Will Employment. Your employment with NetLogic is for no specified duration and is at the will of both you and NetLogic, which means that either you or NetLogic may end the employment relationship at any time for any reason, with or without notice. The at-will nature of your employment may not be altered by any policy, practice, or representation of NetLogic, but only by a written agreement expressly modifying or waiving it, signed both by you and NetLogic’s CEO.

Reimbursements. You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting NetLogic’s business, in accordance with Company policy.

Benefits. You will be eligible to participate in any employee benefit plans or programs maintained or established by NetLogic to the same extent as other employees at your level within NetLogic, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

Confidential Information and Inventions. Your employment is conditioned upon your execution, return of and adherence to the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A.

Third Party Information. You agree that you will not, during your employment with NetLogic, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of NetLogic any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Arbitration. You and NetLogic agree to submit all disputes concerning this offer letter to final and binding arbitration under the arbitration policy contained in NetLogic’s employee handbook.

Miscellaneous. This letter agreement is to be governed by California law, without respect to California’s choice of law provisions. This agreement, together with the attached Proprietary Information and Inventions Agreement, is the sole and entire agreement between you and NetLogic with respect to the subject of your employment and supersedes all prior or contemporaneous agreements or negotiations on that subject. This agreement may not be modified except in a writing signed by the CEO of NetLogic and you. The unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of the agreement. This letter agreement may be executed in two or more counterparts, which together will constitute the entire agreement.

Sincerely,

/s/ Ronald S. Jankov
Ronald S. Jankov
President and CEO

I have reviewed and understand the terms and conditions set forth in this letter and agree to them.

Dated: July 11, 2007	/s/ Michael Tate
Michael Tate